EXHIBIT 10.1

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Re:	Bonus Stock Grant

Dear                     :

Grant. I am pleased to inform you that the Executive Compensation Committee (the “Committee”) of the Board of Directors of BJ Services Company (the “Company”) has granted to you              shares of Bonus Stock pursuant to the BJ Services Company              Incentive Plan (the “Plan”). The terms defined in the Plan are used in this Agreement with the same meaning.

Each share of Bonus Stock represents the right to receive one share of the Company’s Common Stock, as of the vesting dates specified below. The shares of Bonus Stock hereby granted to you are subject to vesting as described below.

No Rights as a Shareholder. Until actual shares of the Company’s Common Stock are issued to you, you will not possess any rights of a stockholder of the Company with respect to the Bonus Stock, including, but not limited to, the right to vote shares or receive dividends.

Vesting Dates. Subject to the vesting restrictions and provisions described below, one-quarter (1/4) of your Bonus Stock shares will become payable to you on each of March 31,             ; June 30,             ; September 30,             ; and December 31,              (each a “vesting date”). However, all shares of Bonus Stock will vest and be immediately due and payable to you in the event of a Change of Control. Payment in shares will be made to you as soon as reasonably practicable following each vesting date.

Vesting. The Bonus Stock granted hereby shall only vest on a particular vesting date, including following termination by reason of death, disability or retirement, if the Company shall have earnings per share for the fiscal quarter ending on such vesting date equal to or greater than 50% of the Company’s earnings per share for the corresponding quarter in             . In the event that your employment is terminated for any reason other than death, disability or retirement prior to the end of the applicable deferral period all Bonus Stock not yet then payable will be forfeited. If your employment is terminated due to death, disability or retirement, your Bonus Stock award will not be forfeited, but will mature and become payable on each vesting date if the applicable performance target in the first sentence of this paragraph is met. In the event of your death, your Bonus Stock award, if vested, will be paid to the representative of your estate.

Transferability. This award of Bonus Stock is not transferable by you and may not be pledged, assigned or encumbered by you in any manner. However, in the event of your death, your Bonus Stock award may be transferred by your will or by the laws of descent and distribution, and your beneficiary will receive the Bonus Stock subject to the same restrictions that are applicable to you.

Adjustment of Awards. In the event of a change in the capitalization of the Company due to a stock split, stock dividend, re-capitalization, merger, consolidation, combination, or similar event, the terms of the Bonus Stock will be adjusted by the Committee to reflect the change.

Tax Gross Up. To the extent that the payment by the Company of unrestricted shares of Common Stock to or on behalf of you in satisfaction of “earned” Bonus Stock (the “Stock Benefit”) constitutes taxable income to you (or, in the event of your death, your beneficiary) for federal and, where applicable, state income tax purposes, the Company shall make a tandem payment in cash to or on behalf of you (the “Tax Bonus”) in an amount such that the “net” benefit received, after paying all applicable federal and state income taxes, as well as excise or other taxes (assuming, for this purpose, the highest marginal income tax rates for individuals applied) on the Stock Benefit and this Tax Bonus, shall be equal to the Stock Benefit received before any such state or federal income, excise or other taxes thereon. The Tax Bonus shall be paid at the time that withholding is required with respect to the payment of the earned Bonus Stock, to the extent payment is necessary to satisfy the withholding obligation thereon and on the portion of the Tax Bonus then paid, and the remainder of the Tax Bonus shall be paid at such time or times as the Company determines to be appropriate, but not later than the April 15th following the calendar year in which Bonus Stock becomes taxable to you. The Company shall have the right to withhold from the Tax Bonus all tax amounts the Company is obligated under any law to withhold with respect to the payment of the unrestricted shares of Common Stock and the payment of the Tax Bonus.

Amendment. The Committee may amend this award and may waive, amend, or accelerate any requirement or condition to the payment of the award, but may not amend the award in a manner that would adversely affect your rights without your consent.

Awards Subject to Plan Terms. The terms of this Bonus Stock award are intended to be consistent with and subject to the terms of the Plan and shall be construed accordingly. In the event of a conflict, the terms of the Plan shall control. By signing below, you agree that this award is governed by the terms of the Plan.

This grant shall be void and of no effect unless you execute and return this Agreement within ninety (90) days of the above date. Please sign and date both copies of this document and return one copy to the Legal Department. The other copy is for your records.

Very truly yours,

J. W. Stewart
Chairman, President and
Chief Executive Officer

[Officer]

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Date: